For More Information: Craig M. Koven Communications Manager (800) CELADON, Ext. 7041 317-972-7041 Direct 317-408-4859 Mobile ckoven@celadongroup.com	FOR RELEASE January 21, 2009 4:01 p.m. ET

CELADON GROUP REPORTS SECOND FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group, Inc. (NASDAQ:CLDN) today reported its financial and operating results for the three and six months ended December 31, 2008, the second fiscal quarter of the company's fiscal year ending June 30, 2009.

Revenue for the quarter decreased 13.7% to $119.6 million in the 2008 quarter from $138.6 million in the 2007 quarter.  Freight revenue, which excludes fuel surcharges, was down 14.0% to $98.5 million in the 2008 quarter from $114.5 million in the 2007 quarter. Net income was unchanged at $1.7 million in both the 2008 and 2007 quarters. Earnings per diluted share was unchanged at $0.08 in both the 2008 and 2007 quarters.

For the six months ended December 31, 2008 revenue decreased 2.2% to $266.5 million in 2008 from $272.4 million for the same period last year.  Freight revenue, which excludes fuel surcharges, was down 9.0% to $207.8 million in 2008 from $228.4 million for the same period last year.  Net income increased 7.1% to $4.5 million in 2008 from $4.2 million for the same period last year.  Earnings per diluted share increased by 11.1% to $0.20 in 2008 from $0.18 for the same period last year.

Chairman and CEO Steve Russell said, "Since September, we've seen a significant fall off in demand, particularly import volumes out of Mexico, as the weakening U.S. economy has dramatically reduced Mexican exports to the U.S.  Although the devaluation of the Mexican peso and increased costs associated with imported goods from China should make Mexico far more competitive, this change has not yet translated to an increase in Mexican production.  As a consequence of the fall-off in the U.S. economy, we experienced a significant decline in loaded miles run, as well as an increase in empty miles.    We were able to offset the adverse impact of these changes through effective cost management.  A major improvement in miles per gallon has been achieved through lowering tractor speeds, improved tractor aerodynamics, added auxiliary heaters, implementation of a strict tractor idling policy, renegotiation of bulk fuel purchasing arrangements, and counseling of our drivers in more efficient driving patterns.  Further, we have benefited by a decline in diesel prices.  We have also been effective at cost controls in virtually all areas of our business.  Although we have seen a significant reduction in capacity in the truckload industry, through fleet failures and the lack of new class 8 tractors being built, demand has declined at a greater rate.

"Late in the quarter, we acquired the tractors and trailers of Continental Express Inc. of Little Rock, AR for $24.1 million.  We have been successful at retaining many customers, and added less than half of their drivers.  Continental had about 130 non-driver employees and about thirty of these employees were hired as Celadon employees.  At the same time we were engaged in a comprehensive efficiency effort at Celadon that reduced approximately 35 non-driver employees across the company.  As a result, we added a substantial customer base and the Continental terminal facility in Little Rock without a net increase in our consolidated non-driver employee base.

"Our balance sheet debt and capital lease obligations have been reduced by over $18 million during the six months ended December 31, 2008.  At December 31, 2008, our balance sheet reflected $84.3 million in borrowings and capitalized leases and $143.8 million of total stockholders' equity.  With $32.3 million available on our bank revolving credit line at December 31, 2008, coupled with our current cash flow from operations, we believe we have adequate liquidity for the foreseeable future."

Conference Call Information

An investor conference call is scheduled for Thursday, January 22, at 10:00 a.m. ET.  Steve Russell and other members of management will discuss the results of the quarter.  To listen and participate in the question-and-answer exchange, dial 866-383-7998 (international calls 617-597-5329), code 23656581 a few minutes prior to the starting time.  A replay will be available through March 22 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 86691726.

This call is being webcast by CCBN and can be accessed on Celadon's web site at www.celadongroup.com.  Any statistical and financial information that is discussed during the conference call also will be available.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets, and Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects,"  "intends," "expects," "plans," or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in forward-looking statements.  In this press release, the statements relating to our liquidity position are forward-looking statements.  Such items have not been subject to all of the review procedures associated with the release of actual financial results and are premised on certain assumptions.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.  Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings.  Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.
- tables follow -

Consolidated Balance Sheets
(Dollars in thousands, except par value)

	December 31, 2008	June 30, 2008
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$82	$2,325
Trade receivables, net of allowance for doubtful accounts of $1,217 and $1,194 at December 31, 2008 and June 30, 2008, respectively	48,010	69,513
Prepaid expenses and other current assets	11,961	16,697
Tires in service	4,268	3,765
Income tax receivable	2,441	5,846
Deferred income taxes	3,904	3,035
Total current assets	70,666	101,181
Property and equipment	281,407	270,832
Less accumulated depreciation and amortization	71,423	64,633
Net property and equipment	209,984	206,199
Tires in service	1,430	1,483
Goodwill	19,137	19,137
Other assets	1,268	1,335
Total assets	$302,485	$329,335

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,356	$6,910
Accrued salaries and benefits	8,906	11,358
Accrued insurance and claims	9,056	9,086
Accrued fuel expense	4,788	12,170
Other accrued expenses	11,532	11,916
Current maturities of long-term debt	5,831	8,290
Current maturities of capital lease obligations	6,545	6,454
Total current liabilities	53,014	66,184
Long-term debt, net of current maturities	33,199	45,645
Capital lease obligations, net of current maturities	38,729	42,117
Deferred income taxes	33,745	31,512
Minority interest	25	25
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,889,936 and 23,704,046 shares at December 31, 2008 and June 30, 2008, respectively	788	782
Treasury stock at cost; 1,772,685 and 1,832,386 shares at December 31, 2008 and June 30, 2008, respectively	(12,221)	(12,633)
Additional paid-in capital	96,116	95,173
Retained earnings	65,348	60,881
Accumulated other comprehensive loss	(6,258)	(351)
Total stockholders' equity	143,773	143,852
Total liabilities and stockholders' equity	$302,485	$329,335

Key Operating Statistics

	For the three months ended		For the six months ended
	December 31,		December 31,
	2008	2007	2008	2007
Average revenue per loaded mile (*)	$1.485	$1.499	$1.492	$1.502
Average revenue per total mile (*)	$1.308	$1.345	$1.330	$1.345
Average revenue per tractor per week (*)	$2,306	$2,721	$2,478	$2,700
Average miles per tractor per week	1,762	2,023	1,862	2,007
Average line-haul tractors	2,758	2,687	2,692	2,695
Tractors at end of period (**)	3,109	2,916	3,109	2,916
Trailers at end of period (**)	10,075	8,848	10,075	8,848
Operating Ratio (*)	95.6%	95.8%	94.6%	95.3%

*Freight revenue excluding fuel surcharge.
** Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	For the three months ended December 31,		For the six months ended December 31,
	2008	2007	2008	2007
Revenue:
Freight revenue	$98,538	$114,525	$207,827	$228,378
Fuel surcharges	21,108	24,084	58,687	44,010
	119,646	138,609	266,514	272,388

Operating expenses:
Salaries, wages, and employee benefits	37,824	38,837	79,154	77,165
Fuel	29,882	37,523	77,948	71,045
Operations and maintenance	8,846	9,165	18,234	17,601
Insurance and claims	3,250	4,507	6,869	8,048
Depreciation and amortization	8,647	7,560	16,679	15,425
Revenue equipment rentals	6,977	6,677	13,040	13,649
Purchased transportation	12,759	21,595	28,520	43,565
Costs of products and services sold	1,566	1,712	3,134	3,436
Communications and utilities	1,131	1,252	2,348	2,483
Operating taxes and licenses	2,340	2,239	4,724	4,400
General and other operating	2,070	2,693	4,558	4,771
Total operating expenses	115,292	133,760	255,208	261,588

Operating income	4,354	4,849	11,306	10,800

Other (income) expense:
Interest income	(5)	(6)	(12)	(25)
Interest expense	1,022	1,197	2,124	2,511
Other (income) expense, net	(13)	65	(10)	109
Income before income taxes	3,350	3,593	9,204	8,205
Provision for income taxes	1,652	1,870	4,737	3,981
Net income	$1,698	$1,723	$4,467	$4,224

Earnings per common share:
Diluted earnings per share	$0.08	$0.08	$0.20	$0.18
Basic earnings per share	$0.08	$0.08	$0.21	$0.18
Average shares outstanding:
Diluted	22,162	22,893	22,096	23,323
Basic	21,746	22,635	21,664	23,050